Exhibit 23.1
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2004, with respect to the consolidated financial statements and schedule of Navarre Corporation incorporated by reference in the Registration Statement (Form S-3 No. 333-133280) and related Prospectus of Navarre Corporation for the registration of 9,675,091 shares of its common stock.
/s/  Ernst & Young LLP

Minneapolis, Minnesota
December 21, 2006